Consent of Independent Registered Public Accounting Firm

The Board of Directors
Arrow Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-258552 and 333-263812) on Forms S-3 and (No. 333-151550, 333-188480, 333-238096, and 333-264787) on Forms S-8 of our reports dated July 17, 2023 with respect to the consolidated financial statements of Arrow Financial Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Albany, New York
July 17, 2023